EXHIBIT 99.1

Peakstone Realty Trust Reports
Second Quarter 2024 Results
- Successfully Extended Credit Facility
- Completed 546,000 Square Feet of Leasing During the First Half of 2024

El Segundo, Calif. (August 8, 2024) - Peakstone Realty Trust (the "Company") (NYSE: PKST), a real estate investment trust that owns and operates a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties, today announced its financial results for the quarter ended June 30, 2024.

“During the second quarter, we continued to proactively manage our balance sheet, optimize our portfolio composition, and achieve strong industrial releasing spreads. As a testament to our effective operational efforts and our well-leased, diversified portfolio, we successfully amended our credit facility subsequent to quarter-end. In connection with the closing of the amended facility, we have extended our debt maturities, lowered our borrowing costs, and provided the Company with a solid foundation for growth. Notably, the amended facility provides us with increased flexibility to make industrial investments and build long-term shareholder value over time,” said Michael Escalante, CEO.

Second Quarter 2024 Highlights
•Revenue of approximately $56.0 million.
•Net loss of approximately $(4.1) million; net loss attributable to common shareholders of approximately $(3.8) million, or $(0.11) per basic and diluted share.
•Adjusted Funds from Operations (“AFFO”) of $0.70 per basic and diluted share/unit.
•Same Store Cash Net Operating Income (“Same Store Cash NOI”) of approximately $44.2 million, a 1.7% increase compared to the same quarter last year.
•Completed 304,600-square-foot lease extension, bringing leasing activity in the first half of 2024 to 546,000 square feet.
•Sold one Other segment property for $8.7 million.
•Paid a dividend of $0.225 per common share.

Portfolio
The Company’s wholly owned portfolio had the following characteristics as of June 30, 2024:

Segment	Number of Properties	Percentage Leased (Based on Rentable Sq. Ft.)	Weighted Average Lease Term (WALT) (in years)	Investment Grade (Wtd. Avg. % Based on ABR)	Percentage of ABR
Industrial	19	100.0%	6.2	58.6%	26.4%
Office	34	98.7%	7.4	60.8%	60.1%
Industrial and Office	53	99.5%	7.0	60.1%	86.5%
Other	13	74.8%	3.4	40.2%	13.5%
Total	66	96.3%	6.6	57.4%	100.0%

Transaction Activity
The Company sold one property in the Other segment totaling 56,600 square feet for $8.7 million.

Leasing Activity
In the Industrial Segment:
•Finalized the fair market rental rate and annual escalations for a previously executed, 5-year, 817,700-square-foot lease extension at a property in Jacksonville, FL. The finalized terms result in a 28% GAAP and 7% cash releasing spread and an increase in the annual rent escalations from approximately 1.00% to 3.75%.

In the Office Segment:
•A previously executed, 7.7-year, 82,800-square-foot new lease commenced at a property in Largo, FL.

In the Other segment:
•Executed a 304,600-square-foot, one-year lease extension at an industrial property in Columbus, OH at a 40% GAAP and 63% cash releasing spread.

Financial Results for the Second Quarter

Revenue
Total revenue was approximately $56.0 million compared to $62.5 million for the same quarter last year. The change in revenue is primarily due to the execution of strategic dispositions.

Net Loss Attributable to Common Shareholders
Net loss attributable to common shareholders was approximately $(3.8) million, or $(0.11) per basic and diluted share, compared to net loss attributable to common shareholders of approximately $(416.5) million, or $(11.59) per basic and diluted share, for the same quarter last year. The difference is primarily due to changes in revenue resulting from the execution of strategic dispositions, changes in non-cash charges, and gains and losses from asset sales.

AFFO
AFFO was approximately $27.6 million, or $0.70 per basic and diluted share/unit, compared to $28.7 million, or $0.73 per basic and diluted share/unit, for the same quarter last year.

Same Store Cash NOI
Same Store Cash NOI increased 1.7% to approximately $44.2 million compared to $43.5 million for the same quarter last year.

Credit Facility
During the quarter, the Company exercised its option to extend the maturity date of its revolving credit facility to January 31, 2026.

Subsequent to quarter-end, on July 25, 2024, the Company further improved its financial flexibility and solidified its long-term debt profile by amending and extending its credit facility. Key highlights of the amended facility are as follows:

•Size/Term: $907 million unsecured credit facility comprised of a $547 million revolver (extended maturity to July 2028), a $210 million term loan (extended maturity to July 2028), and a $150 million term loan (unchanged maturity in April 2026).
•Interest Rate: 3.67% weighted average effective rate inclusive of current $750 million floating to fixed SOFR interest rate swaps maturing on July 1, 2025.

Balance Sheet
Below is a table showing quarter-end and proforma quarter-end (reflecting the credit facility amendment) balance sheet metrics.

Metric	Balance Sheet As of June 30, 2024	Proforma Balance Sheet Reflecting Credit Facility Amendment As of June 30, 2024
Outstanding Facility Balance (in millions)	$950	$750
Cash Balance (in millions)	$447	$234
Available Capacity (in millions)	$172	$157
Total Liquidity (in millions)	$619	$391
Consolidated Net Debt (in millions)	$967	$980
Weighted Average Debt Maturity	2.1 years	3.5 years
Fixed Rate Debt (%)	86%	100%
SOFR Interest Rate Swaps (Wtd. Avg. Rate)	$750mm through 7/1/25 at 1.97%	$750mm through 7/1/25 at 1.97% $550mm from 7/1/25-7/1/29 at 3.58%
Consolidated Wtd. Avg. Interest Rate (including Swaps)	4.20%	3.96%
Net Debt to Normalized EBITDAre	5.9x	6.4x

Dividends
The Board of Trustees approved a dividend for the quarter ended September 30, 2024 in the amount of $0.225 per common share that is payable on October 17, 2024 to holders of record of the Company’s common shares on September 30, 2024.

As previously announced, the Company paid a dividend for the second quarter in the amount of $0.225 per common share on July 18, 2024 to holders of record of the Company’s common shares on June 28, 2024.

Second Quarter 2024 Earnings Webcast
The Company will host a webcast to present the second quarter results on Thursday, August 8, 2024 at 5:00 p.m. Eastern Time. To access the webcast, please visit https://investors.pkst.com/investors/events-and-presentations/events/event-details/2024/Second-Quarter-2024-Earnings-Call/default.aspx at least ten minutes prior to the scheduled start time to register and install any necessary software. A replay of the webcast will be available on the Company’s website shortly after the initial presentation. To access by phone, please use the following dial-in numbers. For domestic callers, please dial 1-877-407-9716; for international callers, please dial 1-201-493-6779.

About Peakstone Realty Trust
Peakstone Realty Trust (NYSE: PKST) is an internally managed real estate investment trust (REIT) that owns and operates a high-quality, newer-vintage portfolio of predominantly single-tenant industrial and office properties. These assets are generally leased to creditworthy tenants under long-term net lease agreements with contractual rent escalations and are situated in primarily high-growth, strategic coastal and sunbelt markets.

Additional information is available at www.pkst.com.

Investor Relations:
ir@pkst.com

Cautionary Statement Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: general economic and financial conditions; market volatility; inflation; any potential recession or threat of recession; interest rates; recent and ongoing disruption in the debt and banking markets; tenant, geographic concentration, and the financial condition of our tenants; competition for tenants and competition with sellers of similar properties if we elect to dispose of our properties; our access to, and the availability of capital; whether we will be able to refinance or repay debt; whether work-from-home trends or other factors will impact the attractiveness of industrial and/or office assets; whether we will be successful in renewing leases as they expire; future financial and operating results, plans, objectives, expectations and intentions; our ability to manage cash flows; dilution resulting from equity issuances; expected sources of financing, including the ability to maintain the commitments under our revolving credit facility, and the availability and attractiveness of the terms of any such financing; legislative and regulatory changes that could adversely affect our business; cybersecurity incidents or other disruptions to our or our third party information technology systems; our ability to maintain our status as a REIT and our Operating Partnership as a partnership for U.S. federal income tax purposes; our future capital expenditures, operating expenses, net income, operating income, cash flow and developments and trends of the real estate industry; whether we will be successful in the pursuit of our business plan, including any acquisitions, investments, or dispositions; whether we will succeed in our investment objectives; any fluctuation and/or volatility of the trading price of our common shares; risks associated with our dependence on key personnel whose continued service is not guaranteed; and other factors, including those risks disclosed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission.

While forward-looking statements reflect our good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this document. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this document, except as required by applicable law. We caution investors not to place undue reliance on any forward-looking statements, which are based only on information currently available to us.

Notice Regarding Non-GAAP Financial Measures: In addition to U.S. GAAP financial measures, this document contains and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix if the reconciliation is not presented on the page in which the measures are published.

PEAKSTONE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except units and share amounts)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$446,800	$391,802
Restricted cash	14,496	9,208
Real estate:
Land	225,330	231,175
Building and improvements	1,942,591	1,968,314
Tenant origination and absorption cost	394,728	402,251
Construction in progress	1,069	8,371
Total real estate	2,563,718	2,610,111
Less: accumulated depreciation and amortization	(581,421)	(550,552)
Total real estate, net	1,982,297	2,059,559
Intangible assets, net	28,281	29,690
Deferred rent receivable	65,289	63,272
Deferred leasing costs, net	18,117	19,112
Goodwill	74,052	78,647
Right of use assets	33,771	33,736
Interest rate swap asset	22,710	26,942
Other assets	42,172	27,446
Real estate assets and other assets held for sale, net	2,730	50,211
Total assets	$2,730,715	$2,789,625
LIABILITIES AND EQUITY
Debt, net	1,408,517	1,435,923
Distributions payable	8,486	8,344
Due to related parties	573	573
Intangible liabilities, net	14,552	16,023
Lease liability	46,934	46,281
Accrued expenses and other liabilities	64,970	78,229
Liabilities held for sale	92	539
Total liabilities	1,544,124	1,585,912
Commitments and contingencies (Note 13)
Shareholders’ equity:
Common shares, $0.001 par value; shares authorized, 800,000,000; shares outstanding in the aggregate, 36,370,740 and 36,304,145 as of June 30, 2024 and December 31, 2023, respectively	37	36
Additional paid-in capital	2,994,303	2,990,085
Cumulative distributions	(1,092,609)	(1,076,000)
Accumulated deficit	(826,597)	(827,854)
Accumulated other comprehensive income	21,986	25,817
Total shareholders’ equity	1,097,120	1,112,084
Noncontrolling interests	89,471	91,629
Total equity	1,186,591	1,203,713
Total liabilities and equity	$2,730,715	$2,789,625

PEAKSTONE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended June 30,
	2024	2023
Revenue:
Rental income	$55,952	$62,540
Expenses:
Property operating expense	5,658	6,919
Property tax expense	4,513	5,545
Property management fees	359	430
General and administrative expenses	9,116	12,030
Corporate operating expenses to related parties	169	341
Depreciation and amortization	22,998	30,472
Real estate impairment provision	6,505	397,373
Total expenses	49,318	453,110
Income before other income (expenses)	6,634	(390,570)
Other income (expenses):
Interest expense	(15,845)	(16,068)
Other income, net	5,167	2,747
Net loss from investment in unconsolidated entity	—	(17,508)
Loss from disposition of assets	(57)	(9,701)
Transaction expenses	—	(21,303)
Net loss	(4,101)	(452,403)
Distributions to redeemable preferred shareholders	—	(4,970)
Net loss attributable to noncontrolling interests	333	40,909
Net loss attributable to controlling interests	(3,768)	(416,464)
Distributions to redeemable noncontrolling interests attributable to common shareholders	—	(13)
Net loss attributable to common shareholders	$(3,768)	$(416,477)
Net loss attributable to common shareholders per share, basic and diluted	$(0.11)	$(11.59)
Weighted-average number of common shares outstanding, basic and diluted	36,349,950	35,922,706

PEAKSTONE REALTY TRUST
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)

Our reported results are presented in accordance with GAAP. We also disclose Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”) both of which are non-GAAP financial measures. We believe these two non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.
We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable real estate assets, adding back impairment write-downs of depreciable real estate assets, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred dividends. Because FFO calculations exclude such items as depreciation and amortization of depreciable real estate assets and gains and losses from sales of depreciable real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of share-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition or investment-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. We believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry and is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results.
By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. FFO and AFFO have been revised to include amounts available to both common shareholders and limited partners for all periods presented.
For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to net income (loss) are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund the payment of dividends since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan. FFO and AFFO should not be viewed as a more prominent measure of performance than net income (loss) and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

	Three Months Ended June 30,
	2024	2023
Net loss	$(4,101)	$(452,403)
Adjustments:
Depreciation of building and improvements	15,424	19,538
Amortization of leasing costs and intangibles	7,671	11,031
Impairment provision, real estate	6,505	397,373
Equity interest of depreciation of building and improvements - unconsolidated entity	—	9,020
Gain from disposition of assets, net	57	9,701
FFO	25,556	(5,740)
Preferred units redemption charge	—	(4,970)
FFO attributable to common shareholders and limited partners	$25,556	$(10,710)
Reconciliation of FFO to AFFO:
FFO attributable to common shareholders and limited partners	$25,556	$(10,710)
Adjustments:
Revenues in excess of cash received, net	(1,819)	(2,644)
Amortization of share-based compensation	2,379	2,626
Deferred rent - ground lease	399	435
Unrealized loss (gain) on investments	(47)	(5)
Amortization of above/(below) market rent, net	(372)	(291)
Amortization of debt premium/(discount), net	20	83
Amortization of ground leasehold interests	(97)	(97)
Amortization of below tax benefit amortization	372	372
Amortization of deferred financing costs	1,044	655
Amortization of lease inducements	—	49
Company's share of amortization of deferred financing costs- unconsolidated entity	—	10,655
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	—	(750)
Company's share of amortization of above market rent - unconsolidated entity	—	(26)
Write-off of transaction costs	69	—
Employee separation expense	59	2,042
Transaction expenses	—	21,303
Preferred units redemption charge	—	4,970
AFFO available to common shareholders and limited partners	$27,563	$28,667
FFO per share/unit, basic and diluted	$0.65	$(0.27)
AFFO per share/unit, basic and diluted	$0.70	$0.73

Weighted-average common shares outstanding - basic and diluted shares	36,349,950	35,922,706
Weighted-average OP Units outstanding (1)	3,215,665	3,528,666
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	39,565,615	39,451,372
(1)Represents weighted-average outstanding common units of the Company’s operating partnership, PKST OP, L.P., that are owned by unitholders other than Peakstone Realty Trust. Represents the noncontrolling interest in the Company's operating partnership.

PEAKSTONE REALTY TRUST
Net Operating Income, including Cash and Same Store Cash NOI
(Unaudited; in thousands)

Net operating income ("NOI”) is a non-GAAP financial measure calculated as net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairment of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, investment income or loss and termination income. Net operating income on a cash basis (“Cash NOI”) is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above-and below market lease intangibles adjustments required by GAAP. Net operating income on a cash basis for our Same Store portfolio (“Same Store Cash NOI”) is Cash NOI for properties held for the entirety of all periods presented, with an adjustment for lease termination fees to provide a better measure of actual cash basis rental growth for our Same Store portfolio. We believe that NOI, Cash NOI and Same-Store Cash NOI are helpful to investors as additional measures of operating performance because we believe they help both investors and management to understand the core operations of our properties excluding corporate and financing-related costs and non-cash depreciation and amortization. NOI, Cash NOI and Same Store Cash NOI are unlevered operating performance metrics of our properties and allow for a useful comparison of the operating performance of individual assets or groups of assets. These measures thereby provide an operating perspective not immediately apparent from GAAP income from operations or net income (loss). In addition, NOI, Cash NOI and Same Store Cash NOI are considered by many in the real estate industry to be useful starting points for determining the value of a real estate asset or group of assets. Because NOI, Cash NOI and Same Store Cash NOI exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of NOI, Cash NOI and Same Store Cash NOI as measures of our performance is limited. Therefore, NOI, Cash NOI and Same Store Cash NOI should not be considered as alternatives to net (loss) income, as computed in accordance with GAAP. NOI, Cash NOI and Same Store Cash NOI may not be comparable to similarly titled measures of other companies.

Our calculation of each of NOI, Cash NOI and Same Store Cash NOI is presented in the following table for the three months ended June 30, 2024 and June 30, 2023 (dollars in thousands):

	Three Months Ended June 30,
	2024	2023
Reconciliation of Net Loss to Total NOI
Net loss	$(4,101)	$(452,403)
General and administrative expenses	9,116	12,030
Corporate operating expenses to related parties	169	341
Real estate impairment provision	6,505	397,373
Depreciation and amortization	22,998	30,472
Interest expense	15,845	16,068
Other (income) expense, net	(5,167)	(2,747)
Loss from investment in unconsolidated entities	—	17,508
Loss (gain) from disposition of assets	57	9,701
Transaction expenses	—	21,303
Total NOI	$45,422	$49,646

Cash NOI Adjustments
Industrial Segment:
Industrial NOI	$12,854	$12,320
Straight-line rent	(1,277)	(107)
Amortization of acquired lease intangibles	(96)	(96)
Industrial Cash NOI	11,481	12,117

Office Segment:
Office NOI	27,328	28,923
Straight-line rent	(716)	(2,831)
Amortization of acquired lease intangibles	(130)	(67)
Deferred ground/Office lease	425	439
Other intangible amortization	372	372
Inducement amortization	—	49
Office Cash NOI	27,279	26,885

Other Segment:
Other NOI	5,240	8,403
Straight-line rent	174	294
Amortization of acquired lease intangibles	(146)	(128)
Deferred ground/Office lease	(26)	(4)
Other Cash NOI	5,242	8,565
Total Cash NOI	$44,002	$47,567

Same Store Cash NOI Adjustments
Industrial Cash NOI	$11,481	$12,117
Cash NOI for recently disposed properties	—	7
Industrial Same Store Cash NOI	11,481	12,124

Office Cash NOI	27,279	26,885
Cash NOI for recently disposed	12	(987)
Inducement adjustment for non-same store property	—	(49)
Office Same Store Cash NOI	27,291	25,849

Other Cash NOI	5,242	8,565
Cash NOI for recently disposed	190	(3,086)
Other Same Store Cash NOI	5,432	5,479
Total Same Store Cash NOI	$44,204	$43,452

PEAKSTONE REALTY TRUST
Appendix
Annualized Base Rent, Investment Grade, and Normalized EBITDAre Definitions

“Annualized base rent” or “ABR” means the contractual base rent excluding abatement periods and deducting base year operating expenses for gross and modified gross leases as of June 30, 2024, unless otherwise specified, multiplied by 12 months. For properties in the Company's portfolio that had rent abatement periods as of June 30, 2024, we used the monthly contractual base rent payable following expiration of the abatement.

“Investment grade” means an investment grade credit rating from a NRSRO approved by the U.S. Securities and Exchange Commission (e.g., Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings Inc.) or a non-NRSRO credit rating (e.g., Bloomberg’s default risk rating) that management believes is generally equivalent to an NRSRO investment grade rating; management can provide no assurance as to the comparability of these ratings methodologies or that any particular rating for a company is indicative of the rating that a single NRSRO would provide in the event that it rated all companies for which the Company provides credit ratings; to the extent such companies are rated only by non-NRSRO ratings providers, such ratings providers may use methodologies that are different and less rigorous than those applied by NRSROs. In the context of Peakstone’s portfolio, references to “investment grade” include, and credit ratings provided by Peakstone may refer to, tenants, guarantors, and non-guarantor parent entities. There can be no assurance that such guarantors or parent entities will satisfy the tenant’s lease obligations, and accordingly, any such credit rating may not be indicative of the creditworthiness of the Company's tenants.

“Net Debt” is total consolidated debt less cash and cash equivalents (excluding restricted cash).

“Normalized EBITDAre” is a non-GAAP supplemental performance measure to evaluate the operating performance of the Company. Normalized EBITDAre, as defined by the Company, represents EBITDAre (as defined by NAREIT), modified to exclude items such as acquisition-related expenses, employee separation expenses and other items that we believe are not indicative of the performance of our portfolio. Normalized EBITDAre also excludes the Normalized EBITDAre impact of properties sold during the period and extrapolate the operations of acquired properties to estimate a full quarter of ownership (in each case, as if such disposition or acquisition had occurred on the first day of the quarter). We may also exclude the annualizing of other large transaction items such as termination income recognized during the quarter. Management believes these adjustments to reconcile to Normalized EBITDAre provides investors with supplemental performance information that is consistent with the performance models and analysis used by management and provides investors a view of the performance of our portfolio over time. However, because Normalized EBITDAre is calculated before recurring cash charges, including interest expense and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Therefore, Normalized EBITDAre should not be considered as an alternative to net income, as computed in accordance with GAAP. Normalized EBITDAre may not be comparable to similarly titled measures of other companies. Please refer to the Supplemental Report for the definition of Normalized EBITDAre (Consolidated).